SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Fidelity Rutland Square Trust II

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Information Statement

Strategic Advisers Funds

We appreciate your business and your trust in Fidelity Investments. As always, we are committed to keeping you informed about your Fidelity account(s), including any updates and/or changes.*

The enclosed Information Statement provides important information regarding a new manager that has been appointed to one or more of the Strategic Advisers Funds held within your Fidelity account.

Inside, you will find detailed information about the terms of an agreement with the new manager, which was selected by Strategic Advisers LLC, the adviser to the Strategic Advisers Funds and the portfolio manager for your Fidelity managed account. They believe these changes will provide your account with additional benefits, such as increased manager diversification, and help to ensure that each of the Funds can be effectively managed to meet its specific style exposure and investment objective.

Please read the enclosed information carefully. No other action is required by you. Should you have any questions, please call the appropriate number listed below.

•

For current or former clients in a Fidelity managed account: Please call 1-800-544-3455, Monday–Friday, 8 a.m. to 7 p.m. Eastern time (Strategic Advisers® Core Fund and Strategic Advisers® Growth Fund).

*	You may have elected to suppress other legal notifications; however, certain regulatory requirements mean that we are legally bound to send you this notification. We apologize for any inconvenience.

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IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF INFORMATION STATEMENT.

The Information Statement is available at www.proxyvote.com/proxy.

STRATEGIC ADVISERS® CORE FUND

STRATEGIC ADVISERS® GROWTH FUND

(THE FUNDS)

SERIES OF

FIDELITY RUTLAND SQUARE TRUST II

245 SUMMER STREET

BOSTON, MASSACHUSETTS 02210

1-800-544-3455

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Trustees (the Board or Trustees) of Fidelity Rutland Square Trust II (the Trust) to the shareholders of Strategic Advisers® Core Fund and Strategic Advisers® Growth Fund (each, a Fund and collectively, the Funds), each a series of the Trust. This Information Statement is provided in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission (SEC) that permits the Trust’s investment adviser, Strategic Advisers LLC (Strategic Advisers), to hire unaffiliated sub-advisers without obtaining shareholder approval, subject to the approval of the Trust’s Board.

This Information Statement is being mailed on or about May 4, 2020 to shareholders of record as of April 13, 2020. This Information Statement is intended to inform you that a new sub-adviser has been appointed to your fund(s). No action is required of you. We are not asking you for a proxy and you are requested not to send us a proxy.

The information contained in this Information Statement relates to the Trustees’ approval on March 5, 2020 of the following new sub-advisory arrangements:

Fund	Sub-Adviser
Strategic Advisers® Core Fund (Core Fund)	ClearBridge Investments, LLC (ClearBridge or New Sub-Adviser)
Strategic Advisers® Growth Fund (Growth Fund)

The purpose of this Information Statement is to provide an overview of the Trustees’ decision to appoint ClearBridge as an additional sub-adviser for each Fund and to discuss the terms of each new sub-advisory agreement (each, an Agreement and collectively, the Agreements). This is a joint Information Statement for multiple series of the Trust. You may not own shares of all Funds included in this Information Statement. Shares of the Funds are offered exclusively to certain clients of Strategic Advisers or its affiliates and are not available for sale to the general public.

INTRODUCTION

Strategic Advisers is the Funds’ investment adviser. Pursuant to the terms of an exemptive order granted to Strategic Advisers and the Trust by the SEC on November 28, 2006 (SEC Order), Strategic Advisers employs a so-called “manager of managers” arrangement in managing the Funds. Section 15(a) of the Investment Company Act of 1940, as amended (the 1940 Act) generally requires that a fund’s shareholders approve all agreements pursuant to which persons serve as investment adviser or sub-adviser to a fund. The SEC Order exempts Strategic Advisers and the Trust from the shareholder voting requirements of Section 15(a) of the 1940 Act and allows the Trustees, subject to certain conditions, to appoint new unaffiliated sub-advisers and approve their respective sub-advisory agreements on behalf of the Funds without a shareholder vote.

Consistent with the SEC Order, the Trustees, including a majority of the Trustees who are not parties to the Agreements or “interested persons” of any such party (the Independent Trustees), appointed the New Sub-Adviser as an additional sub-adviser to each Fund and approved each Agreement at an in-person meeting on March 5, 2020. As discussed later in this Information Statement, the Board carefully considered the matter and concluded that the appointment of the New Sub-Adviser under the terms of each Agreement was in the best interest of each Fund and its shareholders.

As a condition to relying on the SEC Order, Strategic Advisers and the Trust are required to furnish shareholders of each Fund with notification of the appointment of a new unaffiliated sub-adviser within ninety days from the date that the sub-adviser is hired. This Information Statement serves to provide such notice and give details of the new arrangements.

MANAGEMENT CONTRACT OF THE FUNDS

Strategic Advisers, located at 245 Summer Street, Boston, Massachusetts 02210, is the Funds’ investment adviser. Strategic Advisers directs the investments of each Fund in accordance with its respective investment objective, policies and limitations pursuant to a management contract (each, a Management Contract and collectively, the Management Contracts) for each Fund that was initially approved by the Board, including a majority of the Independent Trustees, and by the initial sole shareholder on the following dates:

Fund	Board Approval	Initial Sole Shareholder Approval
Core Fund	December 3, 2009	December 29, 2009
Growth Fund	March 4, 2010	June 1, 2010

The Management Contracts were most recently renewed by the Board, including a majority of the Independent Trustees, on September 4, 2019.

Strategic Advisers is authorized, in its discretion, to allocate each Fund’s assets pursuant to its investment strategy. In addition, Strategic Advisers or its affiliates, subject to the supervision of the Board, provides the management and administrative services necessary for the operation of each Fund. These services include, among others, supervising relations with, and monitoring the performance of, any sub-advisers; preparing all general shareholder communications, including shareholder reports; maintaining each Fund’s records; maintaining the registration and qualification of each Fund’s shares under federal and state law; and furnishing reports, evaluations, and analyses on a variety of subjects to the Trustees. Strategic Advisers or its affiliates also compensate all officers of each Fund and all personnel of Strategic Advisers for performing services relating to research, statistical and investment activities.

Each Fund pays a monthly management fee to Strategic Advisers (the Management Fee), which is shown in the table below. For each Fund, the Management Fee is calculated by adding Strategic Advisers’ annual Management Fee rate and the total fees payable monthly to the Fund’s sub-advisers based on each sub-adviser’s allocated portion of the Fund’s average daily net assets throughout the month. Each Fund’s effective Management Fee may be higher or lower in the future based on factors such as the portion of fund assets managed by sub-advisers and the sub-advisory fee rates of the sub-advisers that may manage a Fund in the future.

Strategic Advisers has contractually agreed to waive its portion of the Management Fee for each Fund through the expiration dates shown in the table below. Strategic Advisers has also contractually agreed that the maximum aggregate annual management fee rate of a Fund will not exceed the rate shown in the table below for such Fund. In addition, the Core Fund’s Management Fee is all-inclusive, meaning that Strategic Advisers, either itself or through an affiliate, pays all other operating expenses of the Core Fund with limited exceptions.

Fund	Strategic Advisers’ portion of the Management Fee	Maximum Aggregate Annual Management Fee Rate	Management Fee Waiver Expiration Date
Core Fund	0.25%	1.00%	September 30, 2022
Growth Fund	0.25%	0.95%	September 30, 2022

Strategic Advisers may not discontinue or modify the management fee waiver prior to its expiration date without the approval of the Board. The addition of the New Sub-Adviser will not result in a change to the maximum aggregate annual management fee payable by shareholders, the portion of the Management Fee retained by Strategic Advisers, if any, or the management fee waiver arrangement discussed above, for each Fund.

In addition to the New Sub-Adviser, the following serve as sub-advisers to the Funds:

Fund	Existing Sub-Advisers
Core Fund	AllianceBernstein L.P. (AllianceBernstein), Aristotle Capital Management, LLC (Aristotle Capital), Boston Partners Global Investors, Inc. (Boston Partners), Brandywine Global Investment Management, LLC (Brandywine Global), ClariVest Asset Management LLC (ClariVest), FIAM LLC (FIAM), Geode Capital Management, LLC (Geode), Invesco Advisers, Inc. (Invesco), J.P. Morgan Investment Management Inc. (JPMorgan), Loomis, Sayles & Company, L.P. (Loomis Sayles), LSV Asset Management (LSV), Massachusetts Financial Services Company (MFS), PineBridge Investments LLC (PineBridge), T. Rowe Price Associates, Inc. (T. Rowe Price)
Growth Fund	ClariVest, FIAM, Geode, Loomis Sayles, MFS

FIAM is an affiliate of Strategic Advisers.

The following table shows Management Fees paid by each Fund to Strategic Advisers and sub-advisory fees paid by Strategic Advisers to each Fund’s sub-advisers during the fiscal period ended May 31, 2019.

Fund	Management Fees Paid to Strategic AdvisersA	Management Fees Paid to Strategic Advisers as a % of Average Net Assets of the FundA	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Adviser(s)	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Adviser(s) as a % of Average Net Assets of the Fund	Sub-Advisory Fees Paid by Strategic Advisers to Affiliated Sub-Adviser(s)	Sub-Advisory Fees Paid by Strategic Advisers to Affiliated Sub-Adviser(s) as a % of Average Net Assets of the Fund
Core Fund	$48,256,201B	0.20%B	$37,496,591	0.1538%	$11,261,308	0.0462%
Growth Fund	$11,509,608	0.11%	$11,498,854	0.1100%	$5,650	0.0000%

A	After waivers reducing management fees in the amount of $61,974,367 for the Core Fund and $27,082,041 for the Growth Fund.

B	After credits reducing management fees in the amount of $25,063.

Differences between the amount of the management fees paid by each Fund to Strategic Advisers and the aggregate amount of the sub-advisory fees paid by Strategic Advisers, on behalf of each Fund, to affiliated and unaffiliated sub-advisers may be due to expense estimates, which are accrued in the period to which they relate and adjusted when actual amounts are known.

SUMMARY OF THE AGREEMENTS WITH THE NEW SUB-ADVISER

On March 5, 2020, pursuant to the “managers of managers” arrangement, the Board approved the Agreements with the New Sub-Adviser on behalf of each respective Fund. Pursuant to each Agreement, the New Sub-Adviser has day-to-day responsibility for choosing investments for the portion of assets of each Fund allocated to it by Strategic Advisers and for voting proxies for that Fund with respect to those investments.

Pursuant to the Agreements, the New Sub-Adviser provides a program of continuous investment management for the portion of the respective Fund’s assets allocated to it in accordance with that Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the SEC on Form N-1A, as amended and supplemented from time to time (the Registration Statement), and such other limitations as the Trust, the respective Fund, the Board, or Strategic Advisers may impose. The New Sub-Adviser will vote the respective Fund’s proxies in accordance with the New Sub-Adviser’s proxy voting policies, as approved by the Board. Strategic Advisers has granted the New Sub-Adviser authority to invest and reinvest the assets of the respective Fund allocated to it by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use. For providing investment management services to its allocated portion of the respective Fund, Strategic Advisers pays the New Sub-Adviser a monthly asset-based fee out of the Management Fee payable by each Fund.

Each Agreement may be terminated on sixty days’ written notice to the New Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of each Fund or (ii) by Strategic Advisers. Each Agreement is terminable, without penalty, by the New Sub-Adviser upon ninety days’ written notice to Strategic Advisers and the Trust. In addition, each Agreement will terminate in the event of the termination of the Management Contract with respect to each Fund. Each Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

INFORMATION ABOUT CLEARBRIDGE

ClearBridge’s main office is located at 620 Eighth Avenue, New York, New York 10018. ClearBridge is not affiliated with Strategic Advisers.

Investment Process

Under normal circumstances, the New Sub-Adviser invests at least 80% of the net assets in its Large Cap Growth Strategy, plus borrowings for investment purposes, if any, in equity securities or other instruments with similar economic characteristics of U.S. companies with large market capitalizations.

The core holdings of the New Sub-Adviser’s Large Cap Growth Strategy are large capitalization companies that the portfolio managers believe to be dominant in their industries due to product, distribution or service strength. The portfolio managers emphasize individual security selection while diversifying the Large Cap Growth Strategy’s investments across industries, which may help to reduce risk. The portfolio managers attempt to identify established large capitalization companies with the highest growth potential. The portfolio managers then analyze each company in detail, ranking its management, strategy and competitive market position. Finally, the portfolio managers attempt to identify the best values available among the growth companies identified. The portfolio managers may sell a security if it no longer meets the Large Cap Growth Strategy’s investment criteria or for other reasons, including to meet redemptions or to redeploy assets to better investment opportunities.

Directors and Officers

The following are the directors, officers, and control persons of ClearBridge. Unless otherwise noted, the address of each is 620 Eighth Avenue, New York, New York 10018.

DIRECTORS AND OFFICERS
Name	Position
Terrence Murphy	Chief Executive Officer, President & Director
Barbara Brooke Manning	General Counsel & Chief Compliance Officer
Harry Cohen	Co-Chief Investment Officer
Scott Glasser	Co-Chief Investment Officer & Director
Cynthia List	Chief Financial Officer & Director
Brian M. Eakes	Director
Jane Trust	Director
Terence Johnson	Director
Laura Boydston	Director
CONTROL PERSON
Name	Relationship
Legg Mason, Inc.	Owns 100% of Legg Mason ClearBridge Holdings, LLC, which owns 100% of ClearBridge

No officer or Trustee of the Funds is an officer, employee, director, or shareholder of ClearBridge.

ClearBridge also acts as investment adviser or sub-adviser to other registered investment companies (or portions thereof) set forth below, which have investment objectives that are similar to the portion of each Fund that may be allocated to ClearBridge pursuant to the Agreements:

Fund	Assets Under Management as of December 31, 2019
ClearBridge Large Cap Growth Fund	$15,728,648,080
ClearBridge Variable Large Cap Growth Portfolio	$333,006,245
JNL ClearBridge Large Cap Growth Fund	$1,211,788,538
Guardian Large Cap Fundamental Growth VIP Fund	$350,250,723
EQ/ClearBridge Large Cap Growth Portfolio	$383,625,558
GuideStone Financial Resources	$579,119,781
Morgan Stanley Pathway Funds Large Cap Equity Fund	$147,403,026
Optimum Large Cap Growth Fund	$880,954,102
SA LM Tactical Opportunities Portfolio Large Cap Growth*	$3,208,308
Morningstar US Equity Fund	$177,139,447

*	The sub-advisory agreement is with ClearBridge affiliate, QS Investors.

MATTERS CONSIDERED BY THE BOARD

IN APPROVING THE AGREEMENTS

Matters Considered by the Board in Approving the Agreements is included in Appendix A.

MANAGEMENT INFORMATION ABOUT STRATEGIC ADVISERS

The principal business address of Strategic Advisers, the Funds’ investment adviser, is 245 Summer Street, Boston, Massachusetts, 02210.

The principal business address of Fidelity Distributors Company LLC, the Funds’ principal underwriter and distribution agent, is 900 Salem Street, Smithfield, Rhode Island 02917.

BROKERAGE INFORMATION

The following table shows the aggregate amount of commissions paid to any broker or dealer affiliated with the Funds through the fiscal period ended May 31, 2019:

Fund	Broker	Affiliated With	Transaction Initiated By	Commissions	Percentage of Aggregate Brokerage Commissions
Core Fund	Luminex	FMR LLC/ Strategic Advisers	T. Rowe Price	$5,258	0.07%
	Fidelity Capital Markets	FMR LLC/ Strategic Advisers	OppenheimerFunds(1)	$1,129	0.02%
	Luminex	FMR LLC/ Strategic Advisers	OppenheimerFunds(1)	$2,136	0.03%
	Fidelity Capital Markets	FMR LLC/ Strategic Advisers	AllianceBernstein	$2,414	0.03%
	Luminex	FMR LLC/ Strategic Advisers	AllianceBernstein	$123	0.00%
	Luminex	FMR LLC/ Strategic Advisers	JPMorgan	$2,483	0.03%
	Fidelity Capital Markets	FMR LLC/ Strategic Advisers	FIAM	$51,665	0.71%
	Luminex	FMR LLC/ Strategic Advisers	FIAM	$5,682	0.08%
Growth Fund	Luminex	FMR LLC/ Strategic Advisers	Loomis Sayles	$182	0.01%
	Fidelity Capital Markets	FMR LLC/ Strategic Advisers	MFS	$100	0.01%
	Fidelity Capital Markets	FMR LLC/ Strategic Advisers	FIAM	$166	0.01%

(1)	The sub-advisory agreement with OppenheimerFunds terminated on May 24, 2019.

OTHER INFORMATION

Outstanding Shares and Ownership of Shares. The following table shows the number of shares of each Fund that were issued and outstanding as of February 29, 2020:

Fund	Shares Outstanding
Core Fund	1,405,639,048
Growth Fund	497,747,297

As of May 31, 2019, the Trustees, Members of the Advisory Board (if any), and officers of each Fund owned, in the aggregate, less than 1% of each class’s total outstanding shares, with respect to each Fund.

To the knowledge of the Trust, no shareholder had substantial (5% or more) record and/or beneficial ownership with respect to each Fund as of February 29, 2020.

Shareholder Proposals. The Trust does not hold regularly scheduled meetings of shareholders of the Funds. Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders. Shareholders wishing to submit proposals for inclusion in a proxy statement for a future shareholder meeting should send their written proposals to the Secretary of the Fund, attention “Fund Shareholder Meetings,” 245 Summer Street, Mailzone V10A, Boston, Massachusetts 02210.

Annual Report. For a free copy of a Fund’s most recent annual report and semi-annual report, if any, call 1-800-544-3455 or write to Fidelity Distributors Company LLC at 900 Salem Street, Smithfield, Rhode Island 02917. In addition, you may visit Fidelity’s website at www.fidelity.com for a free copy of a prospectus, statement of additional information, annual or semi-annual report, or to request other information.

NOTICE TO BANKS, BROKER-DEALERS

AND VOTING TRUSTEES AND THEIR NOMINEES

Please advise the Trust, in care of Fidelity Investments Institutional Operations Company, Inc., 245 Summer Street, Boston, Massachusetts, 02210, whether other persons are beneficial owners of shares for which the Information Statement is being mailed and, if so, the number of copies of the Information Statement and Annual Report you wish to receive in order to supply copies to the beneficial owners of the respective shares.

APPENDIX A

MATTERS CONSIDERED BY THE BOARD

IN APPROVING THE AGREEMENTS

Strategic Advisers Core Fund

Strategic Advisers Growth Fund

At its March 2020 meeting, the Board of Trustees, including the Independent Trustees (together, the Board) voted at an in-person meeting to approve an investment sub-advisory agreement (the Sub-Advisory Agreement) among Strategic Advisers LLC (Strategic Advisers), ClearBridge Investments, LLC (ClearBridge), and Fidelity Rutland Square Trust II, on behalf of the fund.

The Board, assisted by the advice of fund counsel and Independent Trustees’ counsel, considered a broad range of information it believed relevant to the approval of the Sub-Advisory Agreement.

In considering whether to approve the Sub-Advisory Agreement, the Board reached a determination, with the assistance of fund counsel and Independent Trustees’ counsel and through the exercise of its business judgment, that the approval of the Sub-Advisory Agreement is in the best interests of the fund and its shareholders and that the approval of such agreement does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage. Also, the Board found that the sub-advisory fees to be charged under the Sub-Advisory Agreement bear a reasonable relationship to the services to be rendered and will be based upon services provided that will be in addition to, rather than duplicative of, services provided under the advisory contract of any underlying fund in which the fund may invest. The Board’s decision to approve the Sub-Advisory Agreement was not based on any single factor, but rather was based on a comprehensive consideration of all the information provided to the Board. In addition, individual Trustees did not necessarily attribute the same weight or importance to each factor.

Nature, Extent, and Quality of Services Provided. The Board considered the backgrounds of the investment personnel that will provide services to the fund, and also took into consideration the fund’s investment objective, strategies and related investment philosophy and current sub-adviser lineup. The Board also considered the structure of ClearBridge’s portfolio manager compensation program and whether this structure provides appropriate incentives to act in the best interests of the fund.

Resources Dedicated to Investment Management and Support Services. The Board reviewed the general qualifications and capabilities of ClearBridge’s investment staff, their use of technology, and ClearBridge’s approach to managing and compensating its investment personnel. The Board noted that ClearBridge’s analysts have extensive resources, tools and capabilities which allow them to conduct sophisticated fundamental and/or quantitative analysis. Additionally, in its deliberations, the Board considered

ClearBridge’s trading capabilities and resources which are integral parts of the investment management process.

Shareholder and Administrative Services. The Board considered (i) the nature, extent, quality, and cost of advisory services to be performed by ClearBridge under the Sub-Advisory Agreement and (ii) the resources to be devoted to the fund’s compliance policies and procedures.

Investment Performance. The Board also considered the historical investment performance of ClearBridge and the portfolio managers in managing accounts under a similar investment mandate.

Based on its review, the Board concluded that the nature, extent, and quality of services that will be provided to the fund under the Sub-Advisory Agreement should benefit the fund’s shareholders.

Competitiveness of Management Fee and Total Fund Expenses. In reviewing the Sub-Advisory Agreement, the Board considered the amount and nature of fees to be paid by the fund to the fund’s investment adviser, Strategic Advisers, the amount and nature of fees to be paid by Strategic Advisers to ClearBridge and the projected change in the fund’s management fee and total operating expenses, if any, as a result of hiring ClearBridge.

Strategic Advisers Growth Fund: The Board noted that the fund’s maximum aggregate annual management fee rate may not exceed 0.95% of the fund’s average daily net assets and that the Sub-Advisory Agreement will not result in a change to the maximum aggregate annual management fee payable by the fund or Strategic Advisers’ portion of the management fee. The Board considered Strategic Advisers’ contractual agreement to waive its 0.25% portion of the fund’s management fee through September 30, 2022. The Board also considered that after allocating assets to ClearBridge, the fund’s management fee and total net expenses are expected to increase, but will continue to rank below the competitive peer group medians presented to the Board in the June 2019 management contract renewal materials.

Strategic Advisers Core Fund: The Board considered that the approval of the Sub-Advisory Agreement will not initially result in any changes to the fund’s management fee or total net expenses because Strategic Advisers does not expect to allocate assets to ClearBridge at this time. As a result, the fund’s management fee and total net expenses are expected to continue to rank below the competitive peer group medians presented to the Board in the June 2019 management contract renewal materials. The Board considered that to the extent Strategic Advisers allocates assets to ClearBridge in the future, the fund’s maximum aggregate annual management fee rate may not exceed 1.00% of the fund’s average daily net assets and the Sub-Advisory Agreement will not result in a change to the maximum aggregate annual management fee payable by the fund or Strategic Advisers’ portion of the management fee. The Board considered Strategic Advisers’ contractual agreement to waive its 0.25% portion of the fund’s management fee through September 30, 2022. In addition, the Board considered that Strategic Advisers’ portion of the management fee will continue to be all-inclusive and that Strategic Advisers will continue to pay the fund’s other operating expenses, with certain limited exceptions, out of its portion of the management fee.

Based on its review, the Board concluded that the fund’s management fee structure and any changes to projected total expenses bear a reasonable relationship to the services that the fund and its shareholders will receive and the other factors considered.

Because the Sub-Advisory Agreement was negotiated at arm’s length and will have no impact on the maximum management fees payable by the fund or Strategic Advisers’ portion of the management fee, the Board did not consider the costs of services and profitability to be significant factors in its decision to approve the Sub-Advisory Agreement.

Potential Fall-Out Benefits. The Board considered that it reviews information regarding the potential of direct and indirect benefits to Strategic Advisers and its affiliates from their relationships with the fund, including non-advisory fee compensation paid to affiliates of Strategic Advisers, if any, as well as information regarding potential fall-out benefits accruing to the fund’s sub-advisers, if any, as a result of their respective relationships with the fund, during its annual renewal of the fund’s advisory agreement with Strategic Advisers and the fund’s sub-advisory agreements. With respect to ClearBridge, the Board considered management’s representation that it does not anticipate that the hiring of ClearBridge will have a significant impact on the potential for fall-out benefits to Strategic Advisers or its affiliates.

Possible Economies of Scale. The Board considered that it reviews whether there have been economies of scale in connection with the management of the fund during its annual renewal of the fund’s advisory agreement with Strategic Advisers and the fund’s sub-advisory agreements. The Board noted that the Sub-Advisory Agreement provides for breakpoints that reduce sub-advisory fees paid to ClearBridge as assets allocated to ClearBridge achieve certain levels.

Conclusion. Based on its evaluation of all of the conclusions noted above, and after considering all factors it believed relevant, the Board ultimately concluded that the Sub-Advisory Agreement’s fee structure bears a reasonable relationship to the services to be rendered and that the Sub-Advisory Agreement should be approved because the Sub-Advisory Agreement is in the best interests of the fund and its shareholders. The Board also concluded that the sub-advisory fees to be charged thereunder will be based on services provided that will be in addition to, rather than duplicative of, services provided under the advisory contract of any underlying fund in which the fund may invest. In addition, the Board concluded that the approval of the Sub-Advisory Agreement does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage.

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Any third-party marks that may appear above are the marks of their respective owners.

Strategic Advisers is a registered service mark of FMR LLC. © 2020 FMR LLC. All rights reserved.

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